Exhibit 99.1

Beeline Q3 2026 Revenue Increases 30% Year-Over-Year; Net Loss Decreases 6% and Adjusted EBITDA Loss Narrows 33% Sequentially

Proposed TYTL Acquisition Expected to Finalize Definitive Agreements Within Days Positioning Beeline as a Leader in AI-Powered, Blockchain-Enabled Real Estate Finance

CEO to Cancel 3 Million TYTL Merger Shares Upon Closing to Contribute to Lowering Dilution for Beeline

$3 Million Annualized Cost Reduction Plan Underway

Management to host a conference call on November 12 at 5:00 p.m. ET to review results and discuss outlook

PROVIDENCE, R.I. – November 12, 2026 (GLOBE NEWSWIRE) – via IBN – Beeline Holdings, Inc. (Nasdaq: BLNE) (“Beeline” or the “Company”), a technology-driven mortgage lender and fractional equity platform, today announced financial results for the third quarter ended September 30, 2026.

Q3 2026 Financial Highlights

●	Net revenues of $3.0 million, up 30% year-over-year and 15% from Q2 2026.
●	268 loans originated, up 11% from 242 in Q3 2025 and 11% from Q2 2026.
●	Overall margins increased to 3.56%, from 3.07% in Q2 2026 and 2.78% in Q1 2026.
●	Operating expenses of $6.8 million declined 5% from $7.1 million in Q2 2026.
●	Net loss of $3.8 million, compared with $4.0 million in both Q3 2025 and Q2 2026.
●	Adjusted EBITDA loss of $1.8 million improved 35% from $2.7 million in Q3 2025 and 33% from $2.6 million in Q2 2026.
●	Monthly savings of $250,000 are in progress, with $160,000 expected to be realized in November.

Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation and discussion below.

“Despite challenging market conditions, our third quarter reflects measurable progress in the core business,” said Nick Liuzza, Chief Executive Officer of Beeline. “Revenue grew 30% year-over-year while operating expenses declined sequentially. We are focusing on higher-margin mortgage products, improved conversion and AI-enabled efficiency. We remain disciplined about liquidity and cost reduction as we work toward a more scalable operating model.”

The Company closed 268 loans during the quarter and overall mortgage margin increased for the third consecutive quarter to 3.56%, compared with 3.07% in Q2 2026 and 2.78% in Q1 2026, emphasizing the product mix shift to debt-service coverage ratio and bank statement loans.

Management believes its merger with TYTL is days away from definitive docs being signed subject to shareholder approval and closing conditions. The proposed acquisition would combine Beeline’s AI-powered mortgage and national title infrastructure with TYTL’s proprietary, patent-pending blockchain securitization platform. TYTL is already placing residential home equity data on-chain and digitally securitizing these assets for sale to investors. The combined companies would present institutional investors with attractive home equity investment opportunities offering compelling potential IRRs, defined risk profiles, and the potential for faster liquidity through Regulation D digital securities offerings, while exploring future applications for tokenized mortgage assets. The combination of the two companies potentially creates an interesting opportunity for shareholders while distancing Beeline from traditional mortgage lending.

Of the anticipated nine million TYTL merger shares to be issued to Beeline’s CEO Nick Liuzza upon closing, approximately three million shares will be forfeited and cancelled, reducing potential dilution for existing Beeline shareholders and supporting the Company’s future capital-raising efforts. An additional 33% will be restricted until performance milestones are met, if ever. A total of 16.5% will be earned when Beeline achieves a $100 million market capitalization for five consecutive trading days and another 16.5% at $200 million. The remaining 34% will be issued at closing, subject to lockup restrictions.

Management expects fourth-quarter seasonality and impact from a challenging interest-rate environment. Priorities include protecting margins, increasing funnel efficiency, realizing planned cost savings, expanding automation and maintaining sufficient liquidity.

Conference Call

Management will host a conference call on November 12, 2026, at 5:00 p.m. ET to discuss third-quarter results. The call will be led by Nick Liuzza, Chief Executive Officer, Jess Kennedy, Chief Operating Officer, and Chris Moe, Chief Financial Officer.

Participants may join via webcast or by phone using the details below:

●	Listen-only webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=mxJpJirm

●	Toll-Free Dial-In (U.S.): 877-317-6789

●	International Dial-In: 412-317-6789

Use of Non-GAAP Measures

This press release includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental and should not be considered as alternatives to net income (loss), operating income (loss), and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Beeline nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on Adjusted EBITDA, a non-GAAP financial measure, to evaluate and assess our core operating results from period-to-period after removing the impact of items that affect comparability. Our management recognizes that the non-GAAP financial measure has inherent limitations because of the excluded items described below. We also review our operating metrics without including stock-based compensation, which is another non-GAAP financial measure.

We have included a reconciliation of our non-GAAP financial measure to the most comparable GAAP financial measure. We believe that providing the non-GAAP financial measure, together with the reconciliation to GAAP, helps investors make comparisons between Beeline and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each.

The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time items.

The following table presents a reconciliation of net income (loss) to adjusted EBITDA for the three and nine months ended September 30, 2026 and 2025 (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2026	2025	2026	2025
Net loss	$(3,810)	$(3,962)	$(13,122)	$(15,029)
Interest expense	55	69	55	2,346
Depreciation and amortization	845	831	2,466	2,487
Stock-based compensation expense	1,089	-	3,129	130
Non-recurring expenses (1)	63	-	571	321
Gain on remeasurement of previously held equity interest	-	-	(480)	-
Net loss from discontinued operations	-	361	-	719
Adjusted EBITDA	$(1,758)	$(2,701)	$(7,381)	$(9,026)

(1)	For the three and nine months ended September 30, 2026, non-recurring expenses included costs related to the class action complaint. For the nine months ended September 30, 2025, non-recurring expenses included merger costs related to the shareholder meeting on March 7, 2025 to approve the name changing to Beeline Holdings, Inc. and to approve the Series F and F-1 Preferred Stock (shares received in the merger) to convert to common shares, as well as costs related to the Nasdaq initial listing.

About Beeline Holdings, Inc.

Beeline is a next-generation mortgage and home equity service company simplifying the path to homeownership and liquidity. By combining blockchain technology, automation, and a customer-first digital experience, Beeline makes financing a home, or unlocking its value, faster, fairer, and more transparent. For more information, visit www.makeabeeline.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about cost reductions, increasing margins, liquidity and closing the TYTL merger. Forward-looking statements may be prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” “believe,” “estimate,” “forecast,” “project,” “target,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the possibility that estimates, projections and assumptions on which the forward-looking statements are based prove to be incorrect, central bank interest rates and future interest rate changes, the risks arising from the impact of affordability, inflation, tariffs, the war in the Middle East, the deterioration of the labor market of the United States, a recession which may result on the Company’s business, prospective customers, and on the national and global economy, our ability to raise additional capital to meet working capital needs, our ability to attract homeowners to our products and services, our ability to comply with applicable regulatory requirements and new regulations and developments that may arise including the potential for regulatory changes regarding digital assets, artificial intelligence, and other areas that impact and may in the future impact the Company’s business, the possibility that our expectations and perceived benefits with respect to strategic transactions, whether our shareholders will approve the acquisition of TYT and whether TYTL can arrange the necessary financing it needs to meet the closing conditions. Additional information regarding these and other risks is contained in Beeline’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s 2025 Annual Report on Form 10-K and our prospectus supplement dated March 10, 2026. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts

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ir@makeabeeline.com

Media Inquiries

press@makeabeeline.com

Corporate Communications

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